Exhibit 17.1

                               RESIGNATION LETTER

October 22, 2009

The Board of Directors of
WOLLEMI MINING CORPORATION
108 Landis Avenue, Chula Vista, CA 91910
(619) 977-7971

Ladies and Gentlemen:

     This letter confirms that I hereby resign from all of the offices of WOLLEMI MINING CORPORATION, a Delaware corporation (the "Corporation") that I hold and as a director with effect from October 22, 2009.

     My resignation is not the result of any disagreement with the Corporation on any matter relating to its operation, policies (including accounting or financial policies) or practices.

                                   Sincerely,


                                   /s/ Susana Gomez
                                   ---------------------------------
                                   Susana Gomez